STAAR SURGICAL, 4117561
STAAR SURGICAL 2ND QUARTER 2009 FINANCIAL RESULTS
August 1, 2009, 8:30 AM ET
Chairperson: Barry Caldwell, David Bailey, Deborah Andrews (Mgmt.)

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the STAAR Surgical Second Quarter 2009 Financial Results conference call on the 1st of August, 2009. Throughout today’s recorded presentation, all participants will be in listen-only mode. After the presentation, there will be an opportunity to ask questions. If participant has difficulty hearing the presentation, please press the star followed by the zero on your telephone for operator assistance.

I will now hand the conference over to Mr. Doug Sherk. Please go ahead, sir.

Doug Sherk: Thank you, Operator, and good afternoon everyone. Thank you for joining us at this early hour for the STAAR Surgical conference call to review the company’s financial results for the second quarter of 2009, which ended on July 3rd, 2009. The news release announcing the first quarter results crossed the wire this morning, and is available at STAAR’s website at www.staar.com.

Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. A replay will become available approximately one hour after the call’s conclusion, and will remain available for seven days. The Operator will provide the dial-in information at the conclusion of today’s call. In addition, today’s call is being broadcast live, and along with an archived replay, will be available at www.staar.com.

Before we get started, during the course of this conference call the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, sales, cash or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, government approval of new products or other future actions of the FDA or other regulators, any statements regarding expectations for the success of our product in the US and international markets, any statements regarding the outcome of pending legal proceedings, any statements regarding future economic conditions or performance, statements of belief, and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today’s press release, and in the Risk Factor section of our Annual Report on Form 10-Q, filed with the Commission on April 2nd, 2009. Investors or potential investors should read these risks. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

In addition, today’s presentation includes certain financial measures used to better understand our business, but have not been prepared in accordance with GAAP. Any explanation and reconciliation of these non-GAAP measures has been provided in today’s press release by the company, and that press release is available again on the website at www.staar.com.

Now I’d like to turn the call over to Barry Caldwell, President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell: Thank you, Doug, and good afternoon everyone. I’d like to thank you for joining us today to review our second quarter 2009 financial and recent operating results. We apologize for the early hour of today’s call particularly for our friends on the West Coast, but given our schedules this week which includes a meeting later today with all employees to celebrate the first half and calibrate our objectives for the second half and our presentation at the BMO Healthcare conference on Wednesday in New York City. Conducting the call pre-market today because this is basically the only viable option we had and to be available for investor calls in addition. We plan to be back on our regular schedule after our — for our third quarter call.

With me today is Deborah Andrews, our Chief Financial Officer. After my opening remarks, Deborah will address some of the operational highlights behind the financial results of the quarter, and then I will discuss a few additional developments before we move to the questions you may have.

Well, I’m glad to say we’ve done it — we’ve made a buck. The STAAR team has accomplished a very important milestone and we continue to be focused on progress. After six years and one quarter, STAAR surgical has generated cash from operating activities. We’re very proud of this milestone achievement as it took a total team effort and we anticipate achieving it again for the remaining two quarters of the year. I would have liked to achieve this milestone earlier, but given the unanticipated challenges we faced, achieving this milestone is still significant. We also recognize we have a lot more potential in the company and a lot more work to do. This is a significant accomplishment, though it’s just one more stepping stone and our pathway to fully realizing our potential.

Earlier this year we provided five key metrics upon which you could judge our operational performance and progress during the course of the year. I’d like to start off again this morning by reviewing the report card.

The first metric is to generate positive cash flow from operating activities for every quarter of the year and as I’d just mentioned, we achieved that milestone, but I’ll say it again. We also generated EBITDA during the quarter of some $380,000, which is the first time we’ve done this in six years as well. Deborah will provide additional insight on this metric during her comments.

Our second metric is to improve our gross margin percentage of revenue each and every quarter. Here, we fell short. Our gross margin at 55.8% was flat compared to second quarter of last year, and we were down from the first quarter achievement of 56.5%. Deborah will also address the gross margin issue in some detail during her comments.

Our third metric is to successfully implement the cost reduction efforts we initiated in 2008. We continue to do exceptionally well on this metric. Global operating expenses were 2.2 million less than second quarter of last year. Part of our strategy to further reduce costs is the implementation of our centers of excellence project. This project is designed to take advantage of our key competencies in both Japan and the US. Japan is transitioning to the STAAR center of excellence for delivery systems, while the US is transitioning to the center of excellence for optics materials design and manufacturing. We are making lenses this month here in the US for the Japanese market, and are on target to have 95% of the total projected volume implemented by year-end. By combining the unit volume needs for IOLs and delivery devices for the US and Japan into one manufacturing operation, we should be able to see additional gross margin expansion in 2010.

The fourth metric is to evaluate our progress in 2009 toward gaining key regulatory approvals for our Visian ICL in the US and both Visian ICL products in Japan. In the US, as we reported a few weeks ago, we were notified that the restrictions of the ‘integrity hold’ put in place by the FDA on August 3, 2007 were removed effective July 17th. The removal of the “integrity hold” has enabled the FDA to resume scientific review of our application for the Toric ICL for Myopic/Astigmatic patients. This application is a PMA supplement to the Visian ICL which the FDA approved on December 22nd, 2005. In Japan, we believe the MHLW expert panel meeting regarding the Visian ICL and Visian Toric ICL were held last week. The panel’s recommendation is expected within the next two weeks. Assuming the expert review went well, we should be able to begin commercialization about 60 days after notification. So as we’d said last quarter, we continue to believe we should be in the market in Japan with the Visian ICL and the Visian Toric ICL during the fourth quarter at the latest.

Finally, our fifth metric was to increase our share of refractive procedures in key markets. Though we will not have good procedural data, particularly in international markets, until later in the year, it remains fairly clear that refractive procedures are still in decline globally. There may be some markets where we’re beginning to see an upturn and we’ll discuss those. Since the international markets could have inventory related sales, we will report for the quarter and year-to-date throughout the year as we discuss this metric.

First, in the US, Visian ICL unit sales declined on a year-over-year basis by 18%. We had a tough comparison this quarter because in the year ago period we benefited from the very favorable results. By comparison last year, both AMO and LCA-Vision reported a procedural decline of over 30%, while the Visian ICL increased over 30% during that quarter. Overall we believe we continue to gain market share during the quarter based on the LASIK procedure data we’ve seen to-date which seems to indicate that procedures declined more than 40% during the second quarter.

Next, in Korea, where we already have achieved above a 5% share of procedures, it appears that procedures are rebounding and our share is increasing. Unit shares increased by 158% from the second quarter of 2008, and have doubled the first half of this year. We made a concession with our distributor partner by lowering their price in return for an enhanced investment commitment to the Visian product line, and it seems to be working.

In China, total Visian units declined by 23% in the second quarter and 24% year-to-date. However, the Visian Toric ICL has grown by 44% for the first six months. Our distributor in China has been using product from an inventory purchase made last year during the first half of the year. We believe that the actual implant rates though have doubled the first half of 2009 versus 2008 in China.

Visian unit sales in India increased by 81% over the second quarter of last year and have increased 134% for the first half. This growth does reflect to some degree an inventory build by a new distributor during the first half.

In China, we already have a 4-5% share of refractive procedures. Visian units were up 10% during the quarter. We believe LASIK procedures were down 30% to 35% — sorry, that was Spain. I’m talking about Spain right now. Visian units in Spain though have increased 10% year-to-date reflecting a continued growth in market share in Spain. We believe that Latin America and Germany may be examples of regions where it appears there is rebound in refractive procedures occurring. In Latin America Visian unit sales increased by 35%; though it is only slightly up year-to-date. Similarly, Visian units in Germany increased by 25% during the second quarter; though the market is flat year-to-date for Visian.

Overall, we hit four out of the five metrics. We will continue to focus on achieving all five metrics for the remainder of the year.

Now, I’d like to turn the call over to Deborah for a further review of the second quarter’s operational and financial highlights. Deborah?

Deborah Andrews Thanks, Barry. Good morning, everyone.

I’d like to take just a brief minute to review how far STAAR has come from a financial perspective. Looking back during the second quarter of 2008, STAAR used about 2.8 million in cash for operating activities. Aggressively executing our plan, we brought that figure down to approximately one million in fourth quarter of last year, and further reduced it to 448,000 for the first quarter of this year. Now in the second quarter we generated about 286,000 in cash from operating activities and year-to-date, cash used for operating activities is just $162,000 compared with the 6.1 million we used in the first six months of 2008.

Although we are not yet profitable, for the first time since 2003, we’ve generated positive EBITDA of 360,000 for the quarter and 136,000 year-to-date. Adjusted EBITDA which excludes stock option expense was 654,000 for the quarter, and one million year-to-date. With partial proceeds from the 8.6 million raised in mid June through the sale of equity and cash generated from operating activities, our readily available cash position is strengthened by about $2 million to 5.7 million as compared to 3.7 million at the end of the first quarter of 2009. Our progress with cash utilization can be directly attributed to our continuous vigilant monitoring of expense and working capital, in particular, inventory.

Operating expenses during the past year have declined from 65% of revenue in the second quarter of 2008 to 59% of revenue in the most recent quarter. Total SG&A decreased 2.2 million due to a 21% decrease in marketing and selling expense, and a 39% decrease in R&D expense. In addition, in the US, we lowered G&A expenses by 10.5% due to lower legal fees and insurance costs. Overall in the second quarter, G&A expenses show a 9.5% increase from the second quarter of 2008, which is due to certain reclassifications of expense to R&D that were made by our subsidiary STAAR Japan post acquisition in the second quarter of 2008. The reclassifications resulted in the reduction of approximately 500,000 in G&A expenses in the 2008 period. If the classifications had remained the same, G&A would have shown a 4% decrease and R&D would have declined by 22%.

With our reduction in cash usage, we’ve also consistently been reducing our net loss. For the second quarter, our net loss was 1.1 million or $0.04 a share which was 35% lower than our net loss of 1.7 million or $0.06 a share for the first quarter of this year and 57% lower than the net loss of 2.5 million or $0.09 per share reported during the second quarter of 2008. Non-cash charges for the quarter were approximately 1.4 million or $0.04 a share.

Let me turn to the revenue side of the ledger. The highlight here is the growth in ICL unit volume driven by 42% increase in ICL volume internationally. While unit volume of ICLs in the international markets increased strongly, the revenue impact was in part offset by the weakness of international currency versus the dollar. This has had the impact of reducing combined ASP on our international units by approximately 15%. In addition to the negative currency impact, we saw an additional overall decline of 6% in the average selling prices of ICL and TICL and international. This reduction was very much focused on Korea, where at the end of last year in response to the economic difficulties in that market, we negotiated a price reduction in order to ensure the distributor was well positioned to continue to invest in that market in the face of a declining currency and a declining refractive market. The overall impact was to reduce our pricing by approximately 10% in the market, with a greater percent reduction in price on the ICL versus the TICL.

The full impact of that reduction in local pricing had a significant impact in Q2 where sales to Korea represented 40% of total refractive sales in international for the quarter. These steps, however, were to improve our unit sales in that market which are up 158% for the first half versus prior year. Net of the overall currency effect, and the specific reduction in one key market, refractive pricing has remained fairly stable during the quarter and even showed an improvement in some markets. The increase in ICL unit volume internationally was partially offset by decreased volume in the US due to current economic conditions which have reduced the number of refractive procedures in the US. Also, [inaudible] to Q2 of 2008 was going to be particularly tough to beat since as Barry pointed out, it was a tough comparable. Despite lower volumes, US ICL ASPs were at 4%.

On the IOL side of the business, without the impact of currency, global and domestic sales were down 1.5%. However, global units increased by 2.3% and grew by 7.3% sequentially. US IOL sales were down 1%; volumes were about the same and the ASPs were down slightly as we sold off inventory of discontinued products and our transition to the new product. Our NTIOL program in the US led to a 19% year-over-year increase in silicon IOL sales. US collamer IOL sales were down 13%. We’re optimistic about our ability to regain growth of our collamer IOL business in the US as we are now able to deliver complete systems in a nanoFLEX single-piece collamer aspheric lens with a nanoPOINT injector, as well as a three-piece collamer aspheric lens with the Epiphany injector system. The collamer single-piece IOL has historically been our largest selling IOL and realizes our highest ASPs of non-Toric IOLs. Their new features and benefits should reverse the decline in collamer in the near term. [Inaudible] similar to the ICL and international impacted the IOL in international resulting in a 3% decrease in sales despite an 8% increase in volume.

In terms of IOL pricing, we have again seen the effect of weakened currencies in international markets but have also seen strong pricing pressure, particularly in key markets such as Germany and Japan. Price pressure has been intense as companies focused to gain market share in the procedure segment which to a large extent has been buffered from the full impact of the current economic downturn. Japanese producers, in particular, have been very aggressive with pricing as they strive to offset declines in other areas of their business. We expect this to continue going forward but rely on new product introduction, especially in the pre-loaded segment, to help us partially offset these pricing pressures.

There are two major areas where we need to work on during the second half of the year.

First, we need to improve our gross profit margin. Our target remains 60% we’ve fallen behind. Roll out of new IOLs and increased manufacturing volume will positively impact our margins in the second half of the year. However, the weak euro could continue to be an issue in the second half, but a strengthening versus the dollar, and we should see a less negative effect of currency if the trend continues.

Finally, it is our ultimate objective to become profitable regardless of what our margins or our sales are. To achieve operating profitability, our operating expenses cannot exceed our gross profit and we’re very close. We will continue to manage expenses with this objective in mind, and look forward to reporting our progress at the end of the third quarter. The team here at STAAR continues to do an excellent job of implementing our strategy to conserve cash to return to profitability.

I’d like to thank everyone for their contributions and now turn the call back to Barry for a few additional comments before taking your questions.

Barry Caldwell: Thank you, Deborah.

First, I’d like to speak to the Visian Toric ICL process in the US. I’d like to thank our employees and regulatory, clinical and R&D for their diligent efforts, which resulted in our release from the FDA “integrity hold.”

Secondly, I’d like to thank Promedica, the third party audit group and the FDA for their guidance in this process and our efforts.

Now, I think it’d be worthwhile to review some of the key and highly impressive clinical data points of this product, as we’ve not discussed for some time. To my knowledge, it’s the best clinical refractive data ever presented to the FDA. For example, 77% of the eyes, post-op, uncorrected visual acuity, that means with no glasses or contacts, was the same or better than the best corrective visual acuity pre-op. Meaning, with the aid of glasses or contacts. Basically, 77% of the eyes, so it’s good or better than their best day with glasses or contacts. 47% of the eyes, experienced post-op uncorrected visual acuity which was better than the best corrected visual acuity pre-op. This again, basically means that basically half of the eyes post-op with the Visian Toric ICL saw better than they had on their best day with glasses or contacts. There have been several studies in the past few years comparing the Visian Toric ICL customized LASIK that have shown a higher percent of patients seeing 20/20 or better uncorrected visual acuity post-op with the Visian Toric ICL. In the international markets where we sell the Visian Toric ICL, the lens represents about 30-35% of the total Visian ICL sales.

I’d also like to briefly update you on the collamer accommodating study team, or as we call it, CAST. We initiated CAST at last fall’s American Academy of Ophthalmology. It’s a team of eight leading ophthalmic surgeons who are working with the company in a collaborative effort to evaluate the reported accommodative properties of our collamer lens material. Accommodating intraocular lenses or IOLs are lenses designed to allow patients to see at multiple distances without glasses or contacts. Since the recent release of the nanoFLEX collamer single-piece aspheric IOL, the members of CAST have implanted it in more than 200 patient eyes. They’ve also used a nanoPOINT injector system which allows implantation through a 2.2 millimeter incision. The CAST members are testing for visual acuity at near and intermediate vision. We’re taking the data and comparing it to the clinical data of several other IOLs. Though early in the process, it’s fair to say the results to-date are very compelling when compared to other currently available traditional IOLs. The data is also quite encouraging when compared to that of currently approved [inaudible] myopic correcting IOLs and those seeking approval. We will continue to collect data and plan to have members of CAST present observations at the American Academy of Ophthalmology meeting during October in San Francisco. The company will make decisions during the fourth quarter concerning our going forward strategy with this opportunity.

I’d also like to say a few words about our current — or I’m sorry, our recent private placement. While we certainly regret the need to have dilut ed investors and apologized, on the positive side, the company’s very fortunate to have key investors of long standing who believe in the technology and the opportunity for the company. All of us at STAAR thank them. As a consolation, I do believe that we have shown, though our capital got very tight, we would have made it on the resources we had if not for the unanticipated adverse legal decision. As you know, over 80% of the proceeds of the private placement were deposited in a restricted account to assure payment of the adverse judgment pending appeal.

In summary, we’ve achieved good progress and return the company to a cash flow positive position. Our employees have worked diligently in these efforts and have sacrificed to achieve these accomplishments. And I don’t mean just management. A good example of this is our manufacturing team here in Monrovia. They accepted a furlough program under which they worked only two weeks each month during the summer. We’ve not lost one of those employees. They’re back to work now full time. I’m proud of them and I thank them. We remain doubly committed to achieving our five key metrics over the last half of 2009, and I know the STAAR team will not let me down.

Finally, I’d like to remind investors, we will be presenting at the BMO Healthcare Conference in New York City on Wednesday. If you’re interested in meeting with us at BMO, please contact your sales contact at the firm, or give Doug Sherk a call at 415-896-6818. We also plan additional investor activities in the fall, and again, I urge you to contact Doug if you’re interested in meeting with us.

Now, Operator, we’re ready to turn the call over for any questions those on the call may have. Thank you.

Operator: Thank you, sir. If any participant would like to ask a question, please press the star, followed by the one on your telephone. If you wish to cancel this request, please press the star, followed by the two. Your questions will be polled in the order they are received. There will be a short pause whilst participants register for a question.

The first question comes from Joanne Wuensch. Please state your company name, followed by your question.

Joanne Wuensch: It’s Joanne Wuensch from BMO Capital Markets. Congratulations guys, on making a buck. That’s great.

Barry Caldwell: Thank you, Joanne.

Joanne Wuensch: I have a curious question on pricing. It’s two parts. You mentioned that the pricing increased in the United States, which is quite impressive in this environment. Can you give us an idea of how that happened?

Barry Caldwell: Well, we have — thank you, Joanne, and look forward to seeing you later in the week. We have been structuring our price in the US, and as you know, since we introduced the ICL, we’ve not had a price increase, so we’ve had a slight increase — price increase earlier this year and it’s reflected I think about a 4-5% increase in our average selling price.

Joanne Wuensch: And outside the United States, what’s the differential on price between your Toric ICL and your traditional ICL?

Barry Caldwell: It varies quite a bit. And remember, outside the US most of our sales are directly through distributors who then sell it to customers. But you know, in general, it’s about a 30-40% increase over the ICL.

Joanne Wuensch: And have you — we’ve had sort of couple of other companies where distributors outside the United States have changed their inventory pattern, have you witnessed that?

Barry Caldwell: Yes, we have, Joanne. It’s gone back and forth, isn’t it? As we’re all trying to deal with the stress in the economy, they’ve at certain periods of times and there’s been no routine pattern to it. Its varied by country to country and that’s why as we’d gone through each country we try to point out the differences where inventory is being used or inventory is being built, but it does have an impact and it has — probably creates greater fluctuations per quarters than we’ve seen in the past.

Joanne Wuensch: In the United States, can you give us an idea of the physicians who are using and implanting ICLs today versus maybe those six months ago or even a year ago? How has that trended?

Barry Caldwell: Well, we’ve — one of the ways that we gauge it, as you know, is that we’re really focused on the number of advocates. The number of advocates have remained the same during second quarter, first quarter, which is right at 40, but it is real clear though that even at our advocate level the physicians are seeing less patients in the door. I think we heard LCA Vision report a 42% decline in procedures. I have not seen any MarketScope yet — numbers for second quarter. And AMO, it’s really hard to figure them out now, since we used to get a lot of data about AMO and they’re hardly a footnote now in the Abbott financial results, but we did try to back in to their numbers for the second quarter, and we think they were greater than 40% decline also.

Joanne Wuensch: Okay, thanks. One final thing, do you think about potential timing of the Toric ICL in the United States, is that on your horizon now? And how do you plan for that?

Barry Caldwell: Yes, ma’am we do. I think, you know, the heat’s just been turned up considerably on July 17th from release of the integrity hold, and we really look forward to working with the FDA closely in the coming weeks, as the decision — the next key decision point is whether this is required to go to panel or not. So we’re waiting to determine that — or waiting for the FDA to determine that, but we are now scheduling out, in pencil, when we might be to market and scheduling events and scheduling resources accordingly.

Joanne Wuensch: And if I looked at your calendar, when might that be?

Barry Caldwell: Well, we’re dealing again with the FDA and though I think it’s been fair to say, I believe the FDA’s been reasonable with us, they’ve helped guide us through this process, not direct, just guide us, to make sure that we knew what was required and we’ll continue to work diligently with them.

Joanne Wuensch:	Okay, thanks. And I’ll see you on Wednesday.
Barry Caldwell:	Thank you, Joanne.

Operator: Next question comes from Rick Dauteuil. Please state your company name, followed by your question.

Rick Dauteuil, your line is open. Please go ahead.

Rick Dauteuil:	Hello. I’m sorry. It’s Rick Dauteuil.
Barry Caldwell:	Hi, Rick.

Rick Dauteuil: I — a couple of things. Can you break out legal costs in the quarter or costs related to the placement —?

Barry Caldwell: Yes, I think our — I believe, Rick, we said first quarter our legal expenses’ worth about 700,000 above what we had planned, in our planning process, and I think for second quarter was about 300,000, so it was more than cut in half but it was still above in our planning process what we had for legal.

Rick Dauteuil:	Okay. So the 300,000 isn’t the absolute number, the number above your plan?
Barry Caldwell:	I believe that’s correct. Yes, Deborah’s shaking her head.
Rick Dauteuil:	Okay.
Deborah Andrews	There’s another part to your question.
Rick Dauteuil:	What’s the other part to my question?
Deborah Andrews	Yes, there was another — you said legal —

Rick Dauteuil: Oh, well, legal and I really don’t [talk over] — related offering cost, I assume that’s all lumped together.

Barry Caldwell:	Yes, it’s all in that number.
Deborah Andrews	Yes, and that was really minor.
Rick Dauteuil:	Okay.
Deborah Andrews	[inaudible] that way down.

Rick Dauteuil: Okay. And unrelated to that, when you got the approvals for the NTIOLs in the last 12 months or so, the expectation was that we were going to transition away from the commodity products in the United States, and I would’ve thought by now we would’ve been all in at higher margin IOL products. Where are we in that transition and I guess, you know, maybe you can explain the margin thing in a little more detail. I’m sure you expected and we expected better margins.

Barry Caldwell: Yes, excellent, excellent question, Rick. I think it’s fair to say, what you’ve seen from the quarter with the silicon IOLs, and that was a 19% increase, that that is the result of the transition to NTIOL and what our sales team has been able to do in that transition. Now, remember with collamer, we’ve got some unexpected delays. The single-piece collamer aspheric lens, which we now refer to nanoFLEX, has just been released in the last six to seven weeks. We had a vial issue or a stopper issue with vial, with the bottle, that that lens is stored in, and we had to go back through some approval processes to get that complete. So the nanoFLEX with the nanoPOINT injector have just been available to the market for the last six or seven weeks. And then also, with the three-piece collamer NTIOL, aspheric lens, the Epiphany hand piece was just recently approved, and that was, I think about three weeks ago, so we now, just for the first time, going into third quarter have the full package on the collamer side, so we’re expecting the same kind of results that we’d had from silicon to now to take place in the second quarter in collamer.

Now how does that translate to margins? I think we told you the first quarter in the US, our gross margin went up 10 percentage points; that held for second quarter. So in terms of our US overall gross margin in second quarter had a 10% increase over second quarter of last year. Part of that’s reflective of the ICL business, part of it’s reflective of this transition to NTIOL lenses, and also, moving away from or deemphasizing the lower gross margin products we have been selling.

Rick Dauteuil: Okay. And then, so, again, as we exit the third quarter will we be 100% transitioned away from commodity IOLs in the US or is that too optimistic?

Barry Caldwell: No, I think that’s a pretty fair observation. We’re currently now pretty much stressing the manufacturing group with the nanoFLEX lens because it’s really starting to show some excellent results in the US. We are though still selling off, as Deborah mentioned, on price, we’re still selling off the discontinued products of which quite a bit we’ve already written off.

Rick Dauteuil: Okay. So that’s depressing margins. Well I guess it wouldn’t if you’d written it off, right?

Barry Caldwell:	Right. The ones that we’d written of it won’t, and we still have some of that.
Rick Dauteuil:	Okay. Okay. I’ll get back in queue.
Barry Caldwell:	Thank you, Rick.

Operator: Next question comes from Larry Haimovitch. Please state your company name, followed by your question.

Larry Haimovitch:	Good morning. Haimovitch Medical Technology Consultants. Hi, Barry.
Barry Caldwell:	Hi, Larry.
Larry Haimovitch:	Good morning, Deborah.
Deborah Andrews	Hi.

Larry Haimovitch: I had a couple of questions here, if I can just find them. Yes. Barry, with the decline in the Visian, I’m assuming particularly given your comments about AMO that none of this relates to any competitive issues, this is strictly economic weakness in the consumer economy. I just wonder if you could perhaps address that? I’ll have a couple of other questions when you’re done with that.

Barry Caldwell: Absolutely. I think, you know, we basically are measuring ourselves against refractive procedures in the US rather than the other facic IOL that’s on the market, and it certainly seems like the impact of that product has gotten to be less and less. But in general we think the decline in Visian units in the US was half or less of what the procedure decline was during the quarter.

Larry Haimovitch: Yes. The second question is, on the ICL, you’ve related some of the data of the trial, and not having seen that data, I know it’s been very, very good. I’m assuming that the results compare very favorably to the FDA guidelines. I think there are specific guidelines, aren’t there?

Barry Caldwell: Yes.

Larry Haimovitch: For receiving best corrected vision et cetera, and I’m assuming you’re well above those guidelines.

Barry Caldwell: Not only well above the guidelines, but well above any other refractive approved products that have presented data to the FDA.

Larry Haimovitch: Yes, that’s what I thought. Just wanted to verify it. And then assuming you get an approval before year-end, would you be ready to jump into the market right away, or would you have to build up some inventory and do some training and so on? I mean what would be the actual launch of the product versus FDA approval?

Barry Caldwell: We would hope, unless we were pleasantly surprised in some way, we would hope that it would be pretty close in time. We put a calendar together of events both in terms of training, promotion, manufacturing, which would include the inventory build, so what you see in order to be prepared for that and, and we’re waiting for signals along the way that would trigger those actions. But as you point out, the Toric product is one that does require an inventory build. Now, we did during the quarter and in the international markets, 79% of the Toric ICLs were shipped from stock, which that number’s been continuing to improve along the way, but certainly in the US, an initial launch I don’t expect it to be that high but we’ll certainly be working towards those directions.

Larry Haimovitch: Barry, the differential in pricing overseas in the Toric versus the myopic ICL, is approximately what, and would you expect that there would be a premium price in the US also?

Barry Caldwell: Yes, there would be a premium price in the US on the Toric ICL versus the Visian ICL, and generally, outside the US, that the price difference is anywhere — about — between 30 and 40% above the ICL.

Larry Haimovitch:	So US ASPs in Q2 were approximately what, for the ICL in the US?
Barry Caldwell:	I don’t think we reported that.
Larry Haimovitch:	Okay. But you’d expect —
Barry Caldwell:	But good try.

Larry Haimovitch: Okay. I know, I’ve got to slip in a sneaky question every so often. This early in the morning, I figured maybe I’d catch you, you know.

Barry Caldwell: Yes, I could tell.

Larry Haimovitch: [unintelligible]. But we would expect, let’s say, approximately 30 to 40% higher price for Toric ICL in the US.

Barry Caldwell: That’s correct, Larry.

Larry Haimovitch: Yes, okay. And then finally, Deborah, I don’t want to leave you feeling I don’t think about you, so I want to ask you a question, and that’s, on the cash generation, obviously, you’re very pleased with that, is it reasonable to expect barring unusual circumstances or anything really strange happening that the cash flow should stay positive as we go forward? Is that a —

Deborah Andrews	That’s my expectation.
Larry Haimovitch:	Yes. Okay, great. Thank you very much, guys.
Barry Caldwell:	Thank you.

Operator: We have got a follow-up question which is coming from the line of Rick Dauteuil. Please go ahead, sir.

Rick Dauteuil: Yes. Just I’ll stick on the NTIOLs. So when you get that status, my recollection is there’s a $50 premium for the selling price of those lenses, is that right?

Barry Caldwell:	That’s correct, Rick.
Rick Dauteuil:	Okay. So, and you keep a piece of it and the distributor gets a piece of it.
Barry Caldwell:	The customer keeps a piece of it, yes.
Rick Dauteuil:	The customer — okay. So not the ultimate customer but the —

Barry Caldwell: No, the ultimate — this goes — these sales in the US are directly to hospitals or ASCs.

Rick Dauteuil:	Okay. There’s nothing through just distribution.
Barry Caldwell:	That’s correct.
Rick Dauteuil:	Okay. I guess I didn’t [talk over].

Barry Caldwell: We do have some independent reps that work for the company but the sale is directly from the company to the hospital or ASC.

Rick Dauteuil: But those reps don’t get credit for anything in that sale?

Barry Caldwell: They get credit just like they do on any IOL in terms of being paid a commission for their sale.

Rick Dauteuil: Okay. All right. So is the original margin in that $50 premium sticking or is there — you talk about competitive market conditions, I think you mentioned specific countries, what’s going on in the US is that, you know, is that $50 premium still in place or is that being whittled away with the competitive environment?

Barry Caldwell: No, I don’t think, Rick, in the US we’re seeing any competitive pressure on IOL dollars. You know, there’s obviously good compensation in this market, but for the most part I think competitors are trying to sell product based on features and benefits and what the facility is being reimbursed. Occasionally you’ll see a company sell based upon an inventory product they need to get rid of, basically like a bulk sale in the IOL segment, but that’s not a very high percentage of the overall sale. So it’s fair to say that I think it’s been pretty constant the average selling price for IOLs in the last year in the US.

Deborah Andrews Although I do want to say, Rick, that, you know, in the past our IOLs have not been competitive, but the ASPs were low. We’re increasing our ASPs in the US because we have now have a very competitive, what we feel is a very competitive IOL product portfolio, and so we should, you know, see our margins increase as a result. And I calculate, our ASPs on the collamer IOL are about 35 to 40% higher with this new product versus what they were with the older product.

Rick Dauteuil: Okay. So where is — I think you mentioned specifically Japan, where else is the pricing — you know, where they’re pushing the pricing down aggressively?

Barry Caldwell: Well I think that Japan is clearly one that, as Deborah pointed out, there’s been competitive pressure on price. I think in other parts of the world it’s just been in terms of currency issue and not so much ASP directly on the product.

Deborah Andrews Right.

Rick Dauteuil: Okay. So in Japan, unlike here, you don’t get paid for the features just because of that environment?

Barry Caldwell: No, no, every — you know, you can sell on features but you can also sell on price, and I think what we’ve seen this year in the first half is it’s gotten more competitive on the price side in Japan, particularly as some of the companies that are headquartered in Japan have seen negative impacts on other parts of their business, and so they put more pressure on trying to gain more share on the IOL.

Rick Dauteuil: Okay. And then, again, unrelated, do you have any — so you improved your balance sheet with the private placement, any other thoughts on strategic kind of moves? Sale of non-core assets? Other things that might be done to improve shareholder value?

Barry Caldwell: Well I think that’s a really good question, Rick. I’m really looking forward to two weeks from now, we have a two day board session and 90% of the time during those two days is going to be discussing strategic, strategy, vision, direction, which is important for us. You know, I think there’ve been a lot of rumors out there in the marketplace for a long time that STAAR was going to be bought by this company or that company or STAAR was going to go out of business, and we’re really trying to put our planning process forward in a positive way to illustrate that we’re in this business to stay and we’re doing the right things for the business to have a much more stronger foundation upon which to grow and build shareholder value.

Rick Dauteuil: Yes, I mean we’re supportive of that, and, however, you know, if you’re now dealing from a position of strength with a better balance sheet, if something comes along that looks very appealing from the shareholder standpoint.

Barry Caldwell:	Exactly right. Thank you, Rick.
Rick Dauteuil:	Okay, thanks.

Operator: Next question comes from Wayne Schroeder. Please state your company name, followed by your question.

Wayne Schroeder: I’m a private investigator — private investor. I like what I’m hearing, Barry and Deborah, about the direction and stuff. I have two questions. On the legal front, what are the key dates [audio interference]? Do we have dates for the appeal?

Barry Caldwell: Oh okay. No, Wayne, we don’t. I feel like the light just went up from the private investigator here, but... There’s really not much going on in terms of the appeal. Probably won’t be for another three to four months. The total length for the time of the appeal is probably 18 to 24 months.

Wayne Schroeder: Okay. And the Parallax [ph], I think you said that was scheduled for November?

Barry Caldwell: It’s just the reverse. The Parallax is the appealed case. The Moody case is scheduled for October 19 to begin. However, the judge that had been handling that case just retired two weeks ago and we will have the first hearing before this new judge on this Friday, so it’s yet to be learned whether or not the new judge will adhere to the October 19th schedule or not.

Wayne Schroeder: Okay. Thank you. And the second question has to do with Japan and the — you said that you expect a letter within a couple of weeks, is that code for approval or is that a letter of recommendation that eventually leads to an approval?

Barry Caldwell: Well there — good question, Wayne. Their recommendation, and there’s a few other things still required to finish being able to commercialize the product, and that’s why we guess, you know, if the meeting went well that we should hear within two weeks and then there’s about a 60 day window before we would be able to start commercialization in Japan.

Wayne Schroeder:	Okay, very good. Thanks. Keep up the good work.
Barry Caldwell:	Thank you, Wayne.

Operator: Next question comes from Mark Malcolm. Please state your company name, followed by your question.

Mark Malcolm:	I’m a private investor as well. Hello, Barry. It’s good to hear all the good news.
Barry Caldwell:	Thank you.

Mark Malcolm: My questions are whittled down to one. It’s a follow-up. Great on having the Epiphany get it’s 5, 10-K approval. This goes from what you had said in March, and then what, in the last conference is a follow-up. Are you still anticipating having a pre-loaded silicon aspheric in the US during 2009 given the Epiphany?

Barry Caldwell: Really good question, Mark. And you’re exactly right, the Epiphany is the forerunner in the regulatory process for us to get pre-loaded silicon in the US. Now we did talk with the FDA one week after the Epiphany approval to try to put the pre-load silicon lens in under a, what’s called a real time supplement, which would get quicker approval, and they told us they just didn’t have the time. They couldn’t deal with it within that period of time. So we filed a supplement which could take as long as 180 days, so it’ll be close towards the end of the year. A lot of the same data for the pre-load silicon came — I’m sorry. A lot of the data used for the Epiphany approval came from our pre-loaded silicon product, so the FDA has seen some of it already and we hope that will help lower the amount of time needed for approval.

Mark Malcolm: Thank you very much for addressing that. Hope the Toric also falls under the 180 day and not going to panel.

Barry Caldwell:	Absolutely. Thank you.
Mark Malcolm:	Right. Bye.

Operator: There appears to be no further questions. Mr. Sherk, please go ahead with any points you wish to raise. I do apologize. We do have a question, which is coming from Jack Fraser. Please state your company name, followed by your question.

Jack Fraser: I don’t know if you can hear me. Good morning, everybody, and congrats on your milestone.

Barry Caldwell:	Thanks, Jack.
Deborah Andrews	Thanks, Jack.

Jack Fraser: Barry, I wonder if you could walk us through how we should be thinking about Japan in terms of ramping up the marketing effort for the ICL and TICL if in fact the panel has recommended approval? You know, what does that look like? What do you need in terms of personnel and resources? How quickly do you think the marketing effort should actually hit the ground running? Thanks.

Barry Caldwell: Thanks, Jack, and really good question. We — our organization in Japan has been very close to this approval process and have been planning all along for a potential loss — or potential introduction, I should say, during the fourth quarter of this year as we signaled on the last quarter call. So I would think it would, you know, the resource build up is minimal, we have that baked into the plan. We have done a lot of with the sales organization in Japan. They’re very excited about getting that product in their bag. As you know, the market in Japan is a very interesting market on the refractive side; being that a lot of procedures in Japan are done in these cosmetic-like facilities, and actually excimer procedures of LASIK procedures are even not yet approved in Japan, so this approval is one that we’re going to work very closely with the surgeons in Japan in terms of both the training process and the promotional process. So though the Japan market is an excellent potential market for the Visian, I would think what you’re going to see is a slow take off but second to third quarter after introduction we should start seeing full results from the approval of the product.

Jack Fraser:	Thanks, Barry.
Barry Caldwell:	Thank you, Jack.

Operator: There appear to be no further questions, sir. Please go ahead with any points you wish to raise.

Barry Caldwell: Thank you, Operator. Thank you, everyone for participating in the call this morning. If you have any additional questions or would like some clarification on anything we’ve said here today, please feel free to give Deborah or me a call. Goodbye for now and have a great day.

Operator: This call will be available for replay after today, the [ph] 11:30 EST time, after the 10th of August, 2009. You can access this replay by calling 303-590-3030 or 800-406-7325, and your access code will be 4117561. Thank you. This concludes today’s conference call. Thank you for participating. You may now disconnect.

END